Exhibit 4.16

PRIVATE & CONFIDENTIAL

BETWEEN

TAI KIN CHUNG
as Vendor

AND

ASIASOFT GLOBAL PTE. LTD.
as Purchaser

AGREEMENT RELATING TO THE SALE AND PURCHASE OF 4,900 ORDINARY
SHARES IN THE CAPITAL OF ASIASOFT SOLUTIONS (HK) LIMITED

i

AGREEMENT

THIS AGREEMENT is entered into this 12 day of June 2007

BETWEEN:

1.	Tai Kin Chung (Identification number: C662000(9)) of Flat 26A, Tower 2, Wing Fai Centre, Fanling, New Territories, Hong Kong, China, (facsimile: 2965 6722) (the ‘Vendor’); and

2.	Asiasoft Global Pte. Ltd. (Company Registration Number: 200424416M), a company incorporated in Singapore and having its address at 7 Temasek Boulevard #27-01 Suntec Tower One Singapore 038987 (facsimile: +65 6742 7000) (the ‘Purchaser’).

WHEREAS:

(A)	Asiasoft Solutions (HK) Limited (Company Registration Number: 1003170) (the ‘Company’) is a company incorporated in Hong Kong and having its address at Unit B, 13/F., Empire Land Commercial Centre, 81-85 Lockhart Road, Wan Chai, Hong Kong and has at the date of this Agreement 10,000 issued and paid up ordinary shares of HK$1.00 each. Further particulars of the Company are contained in Schedule 1.

(B)	At the date of this Agreement, the Vendor is the registered owner of 4,900 shares in the capital of the Company (equivalent to 49% of the shares of the Company).

(C)	At the date of this Agreement, the Vendor is the registered owner of one share in the capital of ACME (as defined below) which is held on trust on behalf of the Company pursuant to the Declaration of Trust made by the Vendor dated 1 November 2006 and the Company holds the beneficial title to that share.

(D)	The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares (as defined below) for the consideration, and on the terms and subject to the conditions, contained in this Agreement.

NOW IT IS AGREED AS FOLLOWS:

1	INTERPRETATION

1.1	Definitions

In this Agreement and the Schedules, unless the context otherwise requires:

‘ACME’ means ACME Solutions Limited (Company Registration No.: 756270), a company incorporated in Hong Kong and having its registered address at Room 2201, Tung Wai Commercial Building, 109-111 Gloucester Road, Wan Chai, Hong Kong;

‘ACME Trust Share’ means the one share in the capital of ACME held by the Vendor on trust on behalf of the Company pursuant to the Declaration of Trust made by the Vendor dated 1 November 2006 set out in Schedule 2 of this Agreement (the ‘Declaration of Trust’);

‘Blitz’ means Blitz Technologies Limited (Company Registration No.: 829869), a company incorporated in Hong Kong and having its registered address at Unit B, 13/F., Empire Land Commercial Centre, 81-85 Lockhart Road, Wan Chai, Hong Kong;

‘Business Day’ means a day (other than a Saturday or Sunday or public holiday) on which commercial banks are open for business in Hong Kong;

‘Company’has the meaning ascribed to that term in Recital (A);

‘Completion’means the completion of the sale and purchase of the Sale Shares pursuant to Clause 5;

‘Completion Date’ means the date falling seven (7) days after the last condition precedent has been fulfilled and in any case, no later than fourteen (14) days after completion of the Stock Purchase Agreement, or such other date as the Parties may agree in writing;

‘Confidential Information’ means any information relating to the transactions contemplated under this Agreement received by one Party from the other;

‘Deal’ includes to sell, offer for sale, transfer, assign or grant or allow to exist any Encumbrance, trust, option or other right in relation to the whole or any part of any Sale Share;

Declaration of Trust’ has the meaning ascribed to that term in the definition for ‘ACME Trust Share’ set out above;

‘Deed of Novation’ has the meaning ascribed to that term in Clause 2.1(d);

‘Encumbrance’ means any form of legal, equitable, or security interests, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, hypothecation, option, right of first refusal, any preference arrangement (including title transfers and retention arrangements or otherwise) or any other encumbrance or condition whatsoever or any other arrangements having similar effect;

‘Group’means the Company, and its subsidiaries and associated companies;

‘Hong Kong’ means the Hong Kong Special Administrative Region of the People's Republic of China;

‘Hong Kong Dollar(s)’ and the sign ‘HK$’ mean the lawful currency of Hong Kong;

‘Parties’means the Vendor and the Purchaser, and ‘Party’ means any of them;

‘Purchase Consideration’ has the meaning ascribed to it in Clause 4.1;

‘Sale Shares’ means the shares referred to in Recital (B) which are to be sold by the Vendor to the Purchaser on the terms and subject to the conditions contained in this Agreement;

‘Singapore Dollar(s)’ and the sign ‘S$’ mean the lawful currency of Singapore;

‘Stock Purchase Agreement’ means the agreement dated 13 June 2007 entered into between PC Holdings Pte. Ltd. and Top Image Systems, Ltd. for the acquisition of all the shares held by PC Holdings Pte. Ltd. in Asiasoft Global Pte. Ltd.

‘Warranties’ means the representations, warranties and undertakings on the part of the Vendor set out in Clause 6, and ‘Warranty’ shall mean any one of such Warranties.

1.2	Miscellaneous

The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number only shall include the plural and vice versa. The words ‘written’ and ‘in writing’ include any means of visible reproduction. References to the ‘Appendices’, ‘Clauses’, ‘Recitals’ and ‘Schedules’ are to the relevant appendices, clauses of, recitals of and the schedules to this Agreement.

2	CONDITIONS

2.1	Conditions

The sale and purchase of the Sale Shares is conditional upon:

(a)	no material adverse change (as reasonably determined by the Purchaser in its sole and absolute discretion) in the prospects, operations or financial conditions of the Group, taken as a whole, occurring on or before the Completion Date;

(b)	if required, the approval by the relevant authorities in any relevant jurisdiction for the acquisition of the Sale Shares being obtained and not withdrawn, on or before Completion;

(c)	an employment agreement being entered into between the Vendor and Asiasoft Solutions (GZ) Limited on terms satisfactory to the Purchaser (‘Employment Agreement’);

(d)	a deed of novation being entered into between the Vendor, the Purchaser and Blitz pursuant to which the debt of HK$2,777,000.00, being a debt owed by Blitz to the Vendor (the ‘Debt’), shall be novated to the Purchaser subsequent to which the Purchaser shall owe to the Vendor the full amount of the Debt on the terms and conditions of the deed of novation (‘Deed of Novation’);

(e)	the completion of the Stock Purchase Agreement according to the terms and subject to the conditions therein; and

(f)	all representations, undertakings and warranties of the Vendor under this Agreement being complied with, and being true, accurate and correct as at the Completion Date in all material respects.

2.2	Effect Of Non-Fulfillment Of Conditions

If by the Completion Date, any of the conditions in Clause 2.1 are not fulfilled, or, in respect of those conditions which are capable of being waived by the Purchaser, are not otherwise waived by the Purchaser, this Agreement shall ipso facto cease and determine and none of the Parties shall have any claim against the other for costs, damages, compensation or otherwise, save that: (a) the Parties’ obligation of confidentiality under Clause 9 shall survive the termination of this Agreement; (b) each Party retains its rights against the other Party in respect of any antecedent breach of this Agreement; and (c) termination of this Agreement with respect to a Party does not affect any obligation of that Party which accrued prior to that termination and which remains unsatisfied.

3	ACQUISITION OF SHARES

3.1	Sale And Purchase

Subject to the terms and conditions of this Agreement, the Vendor shall sell the Sale Shares, and the Purchaser, relying on inter alia the several representations, warranties and undertakings contained in this Agreement, shall purchase the Sale Shares, free from all Encumbrances and together with all rights attached thereto as at the Completion Date and thereafter attaching thereto.

4	CONSIDERATION

4.1	Purchase Consideration

The consideration for the purchase of the Sale Shares (the ‘Purchase Consideration’) shall be the aggregate sum of US$230,000.00 which shall be payable to the Vendor if the Vendor complies with Clause 5.2.

4.2	Method of Payment

The Purchase Consideration will be paid in accordance with the following:-

(a)	50% of the Purchase Consideration to be paid to the Vendor on such date after Completion as the Parties may agree to in writing but in any event no later than 31 December 2007, either:

(i)	in cash; or

(ii)	by the issue of a number of ordinary shares in the capital of Top Image Systems, Ltd. of which the aggregate value is equivalent to 50% of the Purchase Consideration and determined based on an issue price equivalent to the 30-day average trading price of Top Image Systems Ltd. shares prior to the issue date; and

(b)	50% of the Purchase Consideration to be paid to the Vendor on such date after Completion as the Parties may agree to in writing but in any event no later than 31 December 2008, by the issue of a number of ordinary shares in the capital of Top Image Systems Ltd. of which the aggregate value is equivalent to 50% of the Purchase Consideration and determined based on an issue price equivalent to the 30-day average trading price of Top Image Systems Ltd. shares prior to the issue date.

5	COMPLETION

5.1	Date And Place

Subject as hereinafter provided, Completion shall take place at the offices of the Purchaser (or at such other place as the Parties may agree in writing) on the Completion Date.

5.2	Vendor’s Obligations on Completion

On the Completion Date, the Vendor shall deliver to the Purchaser (and for these purposes, in the case of (c) and (d), procure that the Company provides the relevant documents to the Vendor, in the case of (e) procure that ACME provides the relevant documents to the Vendor, in the case of (f) procure that Asiasoft Solutions (GZ) Limited provides the relevant documents to the Vendor and in the case of (g) procure that Blitz provides the relevant documents to the Vendor):-

(a)	duly executed instrument of transfer in respect of the Sale Shares in favour of the Purchaser (or as it may direct) accompanied by the relevant share certificate(s) for the Sale Shares and any consents which the Purchaser reasonably requires to obtain registration of that transfer;

(b)	duly executed instrument of transfer in respect of the ACME Trust Share in favour of the Company (or as it may direct) accompanied by the relevant share certificate for the ACME Trust Share and any consents which the Company reasonably requires to obtain registration of that transfer;

(c)	a certified copy of a resolution of the shareholders of the Company resolving, inter alia, that in accordance with the Declaration of Trust, the Company call upon the Vendor to transfer the ACME Trust Share to the Company as the beneficial owner of the ACME Trust Share (‘Shareholders’ Resolution’);

(d)	a certified copy of a resolution of the directors of the Company resolving, inter alia, that:

(i)	the Shareholders’ Resolution be ratified, confirmed and approved;

(ii)	a form of notice written notice calling for the transfer of the ACME Trust Share to the Company in accordance with the Declaration of Trust be approved and delivered to the Vendor and that any one director of the Company be authorised to sign that written notice for and on behalf of the Company;

(iii)	the transactions contemplated by this Agreement be approved;

(iv)	subject to the payment of any stamp duty, the transfer of the Sale Shares will be registered;

(v)	the old share certificate(s) issued in the name of the Vendor in respect of the Sale Shares will be cancelled;

(vi)	a new share certificate issued in the name of the Purchaser in respect of the Sale Shares be signed, sealed and issued in accordance with the Articles of Association of the Company;

(vii)	any one director of the Company be and is authorised in the name of or on behalf of the Company, to:

(A)	execute/sign and deliver such other documents and instruments (if and where required, with the common seal of the Company affixed thereto) including the instrument of transfer for the ACME Trust Share (Company as transferee); and

(B)	do all further acts and things, relating, ancillary and supplemental to the transfer of legal title to the ACME Trust Share, the Declaration of Trust, the Agreement and transactions contemplated by each of them, in each case as he may deem necessary or desirable in connection therewith.

(e)	a certified copy of a resolution of the directors of ACME resolving inter alia that:-

(i)	subject to the payment of any stamp duty, the transfer of the ACME Trust Share will be registered;

(ii)	the old share certificate issued in the name of the Vendor in respect of the ACME Trust Share will be cancelled;

(iii)	a new share certificate issued in the name of the Company in respect of the ACME Trust Share be signed, sealed and issued in accordance with the Articles of Association of ACME;

(iv)	any one director of ACME be and is authorised in the name of or on behalf of ACME, to:

(A)	execute/sign and deliver such other documents and instruments (if and where required, with the common seal of ACME affixed thereto); and

(B)	do all further acts and things, relating, ancillary and supplemental to the transfer of legal title to the ACME Trust Share, the Declaration of Trust, the Agreement and transactions contemplated by each of them, in each case as he may deem necessary or desirable in connection therewith;

(f)	a counterpart of the Deed of Novation, duly executed by the Vendor and Asiasoft Solutions (GZ) Limited.

(g)	a counterpart of the Deed of Novation, duly executed by the Vendor and Blitz.

5.3	Right To Terminate

(a)	If the documents required to be delivered by the Vendor on Completion are not forthcoming for any reason or if in any other respect the provisions of Clause 5.2 are not fully complied with by the Vendor, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages):

(i)	to elect to terminate this Agreement;

(ii)	to effect Completion so far as practicable having regard to the defaults which have occurred and without prejudice to its rights in respect thereof; or

(iii)	defer Completion to a date not more than 28 days after the Completion Date (in which case the provisions of this Clause 5.3 shall apply to Completion as so deferred).

(b)	For the avoidance of doubt, in the event that the Stock Purchase Agreement is not completed according to the terms contained therein, the Purchaser shall be entitled to terminate this Agreement and upon such termination, this Agreement shall ipso facto cease and determine and none of the Parties shall have any claim against the other for costs, damages, compensation or otherwise save that: (a) the Parties’ obligation of confidentiality under Clause 9 shall survive the termination of this Agreement; (b) each Party retains its rights against the other Party in respect of any antecedent breach of this Agreement; and (c) termination of this Agreement with respect to a Party does not affect any obligation of that Party which accrued prior to that termination and which remains unsatisfied.

6	WARRANTIES

6.1	Vendor Warranties

The Vendor represents and warrants to and undertakes with the Purchaser and its successors in title (with the intent that the provisions of this Clause 6.1 shall continue to have full force and effect notwithstanding Completion) as follows:

(a)	it is and will on Completion be entitled to and is able to transfer the Sale Shares to the Purchaser and under this Agreement;

(b)	the Sale Shares are fully paid-up;

(c)	the Vendor is beneficial and registered legal owner of the Sale Shares;

(d)	the Vendor is the registered legal owner of the ACME Trust Share;

(e)	the Sale Shares are and will on Completion be free from all and any Encumbrances whatsoever, and no other person has or shall have any rights of pre-emption over such Sale Shares;

(f)	it has full power and capacity to enter into and perform this Agreement and this Agreement when executed will constitute valid and binding obligations on and against the Vendor; and

(g)	the execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement will not

(i)	result in a breach of any provision of any agreement to which the Vendor is a party; or

(ii)	result a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Vendor is a party or by which the Vendor is bound.

6.2	Warranties To Be Separate And Independent

The Warranties shall be separate and independent and shall not be limited by anything in this Agreement which is not expressly referenced to the Warranty concerned.

6.3	Updating To Completion

The Vendor represents and warrants to and undertakes with the Purchaser and their successors in title that the Warranties given by it will be fulfilled down to, and will be true and correct in all material respects and not misleading at, Completion as if they had been entered into afresh at Completion and with reference to the circumstances then existing at Completion.

6.4	Effect Of Completion

The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not in any respect be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser.

7	UNDERTAKINGS

The Vendor will and will procure that the Company and ACME will, do all such acts and things and execute and file all such documents as may be required in connection with this Agreement and the sale and purchase of the Sale Shares and the transfer of the legal title to the ACME Trust Share as expeditiously as practicable.

8	NO DEALING

The Vendor covenants not to Deal with the Sale Shares prior to Completion.

9	CONFIDENTIALITY

9.1	Confidential Information To Be Kept Confidential

9.1.1	Confidential Information shall be used by each Party exclusively for the purpose of the transactions contemplated by this Agreement only. Both Parties agree to hold in confidence all information disclosed to it by the other Party unless it is required or desirous to be disclosed by law, a court order or by any other competent authority or regulatory body, and provided that the receiving Party shall notify the disclosing Party before disclosing the Confidential Information so that the disclosing Party may be afforded the opportunity to contest the order or otherwise seek modification to restrict disclosure.

9.1.2	The Parties agree that no announcement of any Confidential Information shall be made by either Party without prior consultation with the other Party.

9.1.3	The restrictions above shall not apply to any Confidential Information:

(a)	which at the time of disclosure to the receiving Party is in the public domain; or

(b)	which after such disclosure, becomes generally available to the public other than by reason of breach of the restrictions above.

9.1.4	Any Confidential Information imparted hereunder shall remain in the property of the originating Party.

9.2	Obligations In This Clause To Endure

The obligations contained in this clause shall inure, even after the termination of this Agreement, without limit in point of time.

10	MISCELLANEOUS

10.1	Entire Agreement

This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral.

10.2	Release

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its absolute discretion as regards the other Party under such liability without in any way prejudicing or affecting its rights against such other Party.

10.3	Indulgence, Waiver, Etc.

No failure on the part of either Party to exercise and no delay on the part of such Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or any other right or remedy.

10.4	Continuing Effect Of Agreement

All provisions of this Agreement shall not, so far as they have not been performed at Completion, be in any respect extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect so far as they are capable of being performed or observed.

10.5	Successors And Assigns

This Agreement shall be binding on and shall enure for the benefit of each of the Parties’ successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

10.6	Time Of Essence

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties in accordance with this Agreement or by agreement in writing but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

10.7	Further Assurance

At any time after the date of this Agreement, each Party shall, and shall use its best endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other Parties may reasonably require for the purpose of giving to such other Parties the full benefit of all the provisions of this Agreement.

10.8	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

10.9	Severability Of Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision; and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

10.10	Communications

(a)	Notices To Be In Writing

All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by facsimile or by prepaid registered post with recorded delivery, addressed to the intended recipient thereof at its address set out at the front of this Agreement (or such other address as is notified by a Party from time to time), and marked for the attention of such person.

(b)	Deemed Delivery Date

Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by facsimile) immediately or (if given or made by letter) five Business Days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed, and duly stamped and posted or that according to the transmission report the facsimile transmission was properly addressed and despatched.

10.11	Governing Law And Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of Israel and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Israel and waive any objection to proceedings in any such court on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum. The submission by the Parties herein shall not affect the right of any Party to take proceedings in any other jurisdiction nor shall the taking of proceedings in any jurisdiction preclude any Party from taking proceedings in any other jurisdiction.

SCHEDULE 1

PARTICULARS OF THE COMPANY

Company registration number: 1003170

Registered office: Unit B, 13/F., Empire Land Commercial Centre, 81-85 Lockhart Road, Wan Chai, Hong Kong

Date and place of incorporation: 25 October 2006, Hong Kong,

Authorised share capital: 10,000 shares of HK$1.00 each

Issued and fully paid-up share capital: 10,000 shares of HK$1.00 each

Directors: Kin Chung Tai and Kian Hong Toh

Secretary: S.S. Lau Secretarial Services Limited

Auditors: S.S. Lau & Co. (Certified Public Accountants)

Accounting reference date: NIL

SCHEDULE 2

Declaration of Trust

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

The Vendor

SIGNED by KIN CHUNG TAI in the	)
presence of:	)
)
——————————————)
Signature of witness	)
)
——————————————)		——————————————
Name of witness (block letters))		Signature of KIN CHUNG TAI
)

The Purchaser

SIGNED by	)
)
for and on behalf of	)
ASIASOFT GLOBAL PTE. LTD.	)
in the presence of:	)
)
——————————————)
Signature of witness	)
	)	——————————————
	)	By executing this agreement the
	)	signatory warrants that the signatory is
——————————————)		duly authorised to execute this
Name of witness (block letters))		agreement on behalf of Asiasoft Global
	)	Pte. Ltd.